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Exhibit 10.19

Agreement

between

SIRTON PHARMACEUTICALS S.p.A.

and

GENTIUM S.p.A

Relating to the mutual agreement with

AXCAN PHARMA INC.

Stipulated on

9th October, 2002

AGREEMENT

Stipulated on 9th October, 2002.

between:
SIRTON PHARMACEUTICALS S.p.A. (formerly known as CRINOS INDUSTRIA FARMACOBIOLOGICA S.p.A), Piazza XX Settembre 2, 22079 Villa Guardia (Como) (hereinafter referred to as Sirton);

and

GENTIUM S.p.A., Piazza XX Settembre 2, 22079 Villa Guardia (Como) (hereinafter referred to as Gentium);

PREMISES

1.
On the same date the Parties stipulated an agreement with AXCAN PHARMA INC., 597 Laurier Blvd, Mont St. Hilaire, Quebec, Canada J3H 6C4, having as its purpose the transfer of the patent rights and know-how relating to the rectal formulation of Mesalazine for the Canadian and American market, and also comprising a right of pre-emption over other markets.

2.
Since Gentium is the holder of the patent rights, while Sirton is the holder of the manufacturing and packaging Know-How and of other marketing rights, the Parties deem it necessary to come to an agreement as to how much each one is entitled to as compensation for the rights transferred and with regard to the other contractual obligations mutually undertaken in the agreement mentioned in the first premises.

All this having been stated, the Parties hereby stipulate as follows:

  I.
  Out of the first installment of payment, contemplated as amounting to 187,500.00 € (one hundred and eighty-seven thousand five hundred/00 Euro), to be paid upon the signing of the agreement by Axcan, Sirton shall be paid a lump sum equivalent to 17,500.00 € (seventeen thousand five hundred/00 Euro).

  II.
  Out of the subsequent installments, contemplated as amounting to a total of 1,312,500.00 € (One million three hundred and twelve thousand five hundred/00 Euro), Sirton shall be paid a percentage equivalent to 20%.

  III.
  Sirton shall not be entitled to any other amounts for any subsequent agreements relating to other markets.

  IV.
  The payment of the amounts owing to each of the Parties shall be effected directly by Axcan, to which the Parties shall dispatch, at the appropriate time, the invoices relating to the amounts agreed upon.

  V.
  All and any communications concerning this Agreement shall be made in writing, by registered letter delivered by hand, transmitted by fax, telegram or registered letter with advice of receipt and dispatched to the registered office of each of the Parties.

  VI.
  Any controversies relating to this Agreement shall be solved by a Board of Arbitrators; each of the two Parties shall appoint its own arbitrator, who in turn shall take steps to choose a third member as Chairman of the Board of Arbitrators.

Read, confirmed and undersigned.

Villa Guardia, 9th October, 2002

SIRTON PHARMACEUTICALS S.p.A

On behalf of:	/s/ Olimpia Ceriani
Name:	Mrs. Olimpia Ceriani
Title:	The Chairwoman

GENTIUM S.p.A.

On behalf of:	/s/ Laura Iris Ferro
Name:	Dr. Laura Iris Ferro
Title:	The Chairwoman

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  Exhibit 10.19